Exhibit 107

Calculation of Filing Fee Tables

S-8

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(Form Type)

Independence Contract Drilling, Inc.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	4,300,000	$3.87	$16,641,000	0.0000927	$1,542.62
Total Offering Amounts					$16,641,000		$1,542.62
Total Fee Offsets							—
Net Fee Due							$1,542.62

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(1)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low prices of shares of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 3, 2022, which is within five business days of this filing.

(2)

Consists of common stock, par value $0.01 per share, of Independence Contract Drilling, Inc. (“Common Stock”) issuable pursuant to the Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan, as amended by Amendment No. 1 effective June 8, 2022 (as amended from time to time, the “Plan”), which shares consist of an additional 4,300,000 shares of Common Stock reserved and available for delivery with respect to awards under the Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends or similar transactions.